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                                                             EXHIBIT 99(A)


              Calculation of weighted average shares outstanding.

                                              Nine Months Ended September 30,
                                            ----------------------------------
                                               1995                   1996
                                            ----------              ----------
Shares outstanding during period            15,234,161              15,261,061

Treasury stock                                      --                (710,203)

Dilutive effect of stock options,
   (using the treasury stock method)            50,641                 252,123
                                            ----------              ----------
Weighted Average Common and Common
   Equivalent Shares Outstanding            15,284,802              14,802,981
                                            ==========              ==========